Exhibit 10.09

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into as of the Agreement Date by and among Alberto-Culver Company, a Delaware corporation (the “Company”), Sally Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“SHI”) and Gary Winterhalter (the “Executive”) and shall be deemed to be effective on the date the last party signs this Agreement (the “Agreement Date”).

WHEREAS, the Company and the Executive have entered into the Severance Agreement dated as of December 1, 1996, as amended as of June 18, 1999 and February 24, 2004 (the “Severance Agreement”), pursuant to which the Executive would be entitled to payments and benefits in the event that the Executive’s employment were terminated under the circumstances set forth in the Severance Agreement following, among other things, the approval by the stockholders of the Company of a transaction that constitutes a Change in Control (as defined in the Severance Agreement);

WHEREAS, the Company and CDRS Acquisition LLC (the “Investor”), an affiliate of Clayton, Dubilier and Rice, Inc., a Delaware corporation (“CD&R”), may enter into a transaction whereby, among other things, (i) the Investor will acquire approximately 47.5% of the common stock (the “Equity Investment”) of an entity (“New Sally”) that will own the Sally/BSG business of the Company, and (ii) the Consumer Products and Sally/BSG businesses of the Company will be split into two, separate publicly traded companies (the “Separation” and, together with the Equity Investment and the other transactions contemplated thereby, the “Transaction”);

WHEREAS, the Company intends to treat the Transaction as though it constitutes a Change in Control for the purposes of, and as such term is defined under, the Employee Stock Option Plan of 2003, Employee Stock Option Plan of 1988, 2003 Restricted Stock Plan and 1994 Restricted Stock Plan, and accordingly accelerate the vesting of all options to purchase, and restricted shares of, common stock of the Company issued under such plans, including those held by the Executive, and the options to purchase shares of common stock of the Company held by the Executive shall, effective upon the closing of the Transaction, be converted into options to purchase shares of common stock of New Sally;

WHEREAS, in respect of the Company’s Management Incentive Plan and the 1994 Shareholder Value Incentive Plan, the Company intends to treat the Transaction as though it constitutes a Change in Control (as such term is defined therein) for the participants in such plans, including the Executive; and

WHEREAS, the Company, SHI and the Executive desire to enter into this Agreement pursuant to which the Severance Agreement shall be terminated upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Company, SHI and the Executive hereby agree as follows:

1. Termination of Severance Agreement. The Company and the Executive acknowledge that at the effective time of the Separation (the “Effective Time”), the Executive will cease to be an employee of the Company or any of its subsidiaries. In order to resolve all issues that could arise with respect to the Severance Agreement by reason of the Transaction, the

Executive, on behalf of the Executive and any person claiming through the Executive, and the Company hereby (a) agree that the Transaction, however effected, including any actions taken in respect thereof or in connection therewith, shall not be deemed to constitute a Change in Control for purposes of the Severance Agreement and (b) terminate effective immediately prior to the Effective Time the Severance Agreement and any and all rights the Executive may have to any payments or benefits pursuant to the Severance Agreement.

2. Consideration for Termination.

(a) In consideration for the termination of the Severance Agreement, SHI and the Executive agree that in the event of the termination of the Executive’s employment without Cause by SHI or by the Executive for Good Reason on or after the Agreement Date and prior to the second anniversary of the Effective Time, the Executive shall be entitled to the payments and benefits set forth in Schedule I hereto.

(b) As additional consideration for the termination of the Severance Agreement, SHI agrees that it and New Sally will enter into a new Severance Agreement substantially in the form attached hereto as Exhibit A (the “New Severance Agreement”), which New Severance Agreement shall become effective at the Effective Time.

If the Executive shall be entitled to any payments or benefits pursuant to the Severance Agreement or the New Severance Agreement in connection with a Change in Control unrelated to the Transaction, then the Executive shall not be entitled to any payments or benefits hereunder.

For purposes of this Section 2, the term “Cause” shall have the meaning assigned to it in the Severance Agreement, provided that (i) the Agreement Date shall be substituted for the term “Change in Control” each place such term appears in such definition, (ii) the term “Company” shall, to the extent the context requires, be deemed to also refer to SHI and its affiliates. “Good Reason” shall mean, without the Executive’s consent, the occurrence of any of the following circumstances during the period beginning on the Agreement Date and ending on the second anniversary of the Effective Time unless such circumstances are fully corrected prior to the expiration of the fifteen (15) calendar day period following delivery to SHI and its parent corporation of the Executive’s notice of intention to terminate his employment for Good Reason describing such circumstances in reasonable detail:

(A) any of (1) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position(s), duties, responsibilities or status immediately prior to the Agreement Date, (2) a change in the Executive’s reporting responsibilities as in effect immediately prior to the Agreement Date or (3) any removal or involuntary termination of the Executive otherwise than as expressly permitted by this Agreement;

(B) a reduction in the Executive’s rate of annual base salary as in effect immediately prior to the Agreement Date or as the same may be increased from time to time thereafter:

(C) any requirement that the Executive be based anywhere other than within a 20 mile radius of the facility where the Executive is located as of the Agreement Date; or

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(D) the failure of SHI or any of its affiliated companies to (1) continue in effect any employee benefit plan or compensation plan in which the Executive is participating immediately prior to the Agreement Date, unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable benefits, or the taking of any action by SHI or any of its affiliated companies which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such plan, (2) provide the Executive and the Executive’s dependents welfare benefits in accordance with the plans, practices, programs and policies as in effect generally at any time with respect to the other peer executives of SHI, (3) provide fringe benefits in accordance with the plans, practices, programs and policies as in effect generally at any time with respect to other peer executives of SHI, (4) provide the Executive with paid vacation in accordance with the plans, policies, programs and practices as in effect generally at any time with respect to other peer executives of SHI, or (5) reimburse the Executive promptly for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures as in effect generally at any time with respect to other peer executives of SHI.

3. Limitations on Payments to the Executive. Solely for the purposes of the computation of benefits under this Agreement and notwithstanding any other provisions hereof, payments to the Executive under this Agreement shall be reduced (but not below zero) so that the present value, as determined in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”), of such payments plus any other payments that must be taken into account for purposes of any computation relating to the Executive under Section 280G(b)(2)(A)(ii) of the Code, shall not, in the aggregate, exceed 2.99 times the Executive’s “base amount,” as such term is defined in Section 280G(b)(3) of the Code. Notwithstanding any other provision hereof, no reduction in payments under the limitation contained in the immediately preceding sentence shall be applied to payments hereunder which do not constitute “excess parachute payments” within the meaning of the Code. Any payments in excess of the limitation of this Section 3 or otherwise determined to be “excess parachute payments” made to the Executive hereunder shall be deemed to be overpayments which shall constitute an amount owing from the Executive to SHI with interest from the date of receipt by the Executive to the date of repayment (or offset) at the applicable federal rate under Section 1274(d) of the Code, compounded semi-annually, which shall be payable upon demand; provided, however, that no repayment shall be required under this sentence if in the written opinion of tax counsel satisfactory to the Executive and delivered to the Executive and SHI such repayment does not allow such overpayment to be excluded for federal income and excise tax purposes from the Executive’s income for the year of receipt or afford the Executive a compensating federal income tax deduction for the year of repayment.

4. Withholding Taxes. SHI may withhold from all payments due to the Executive (or the Executive’s estate or beneficiaries) hereunder all taxes which, by applicable federal, state, local or other law, are required to be withheld therefrom.

5. Agreement Date; Termination of Agreement. This Agreement shall be effective on the Agreement Date. This Agreement shall terminate and be of no further force or effect, except in respect of any benefits then accrued by the Executive hereunder, if and only if (a) the principal agreements related to the Transaction are not signed by the Company and the Investor (or another affiliate of CD&R) on or prior to October 31, 2006, or (b) such principal agreements are terminated prior to the consummation of the Transaction.

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6. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or SHI.

7. Successors; Binding Agreement.

(a) This Agreement shall inure to the benefit of and be enforceable by the Company and SHI and their respective successors and assigns, and by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die after terminating employment pursuant to Section 2(a) while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

(b) This Agreement shall not be terminated by any merger or consolidation of SHI whereby SHI is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of SHI. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

8. Notices. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be duly given upon receipt when delivered by United States mail, certified and return receipt requested, postage prepaid, addressed (i) if to the Executive, to the Executive’s most recent address as it appears in the records of the Company, if to the Company, to Alberto-Culver Company, 2525 Armitage Avenue, Melrose Park, Illinois, 60160, attention of the President, with a copy to the General Counsel, and if to SHI, to Sally Holdings, Inc., 3001 Colorado Boulevard, Denton, TX 76210, attention of the President, with a copy to the General Counsel, or (ii) to such other address as any party may have furnished to the other parties in writing in accordance herewith.

(b) A written notice of the Executive’s termination of employment by SHI, New Sally or by the Executive, as the case may be, shall (i) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment and (ii) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive, SHI or New Sally to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive, SHI or New Sally hereunder or preclude the Executive, SHI or New Sally from asserting such fact or circumstance in enforcing the rights of the Executive, SHI or New Sally hereunder.

9. Employment with Subsidiaries. Employment with SHI for purposes of this Agreement shall include (a) in the period prior to the Effective Time, employment with the Company, SHI or any corporation or other entity in which the Company or SHI has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors and (b) in the period at or after the Effective Time, employment with SHI, New Sally or any corporation or other entity in which New Sally has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

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10. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

11. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

12. Miscellaneous. Capitalized terms not defined herein shall have the meanings assigned to them in the Severance Agreement. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of each of the Company and SHI, provided that after the Effective Time, a modification or waiver of this Agreement will not require the agreement of the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive, the Company or SHI to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive, the Company or SHI may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right under this Agreement. The rights of, and benefits payable to, the Executive (or the Executive’s estate or beneficiaries) pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive (or the Executive’s estate or beneficiaries) under any other employee benefit plan or compensation program of the Company, New Sally or SHI.

13. Application of Section 409A. Notwithstanding the foregoing, if SHI or the Executive reasonably and in good faith determines that payment of any amount pursuant to this Agreement at the time provided for such payment would cause any amount so payable to be subject to Section 409A(a)(1) of the Code, then such amount shall instead be paid at the earliest time at which it may be paid without causing this Agreement to be subject to Section 409A(a)(1) and all of the provisions of this Agreement shall be interpreted in a manner consistent with this Section 13. SHI shall have the right to make such amendments, if any, to this Agreement as shall be necessary to avoid the application of Section 409A(a)(1) of the Code to the payments of amounts pursuant to this Agreement, and shall give prompt notice of any such amendment to the Executive. If SHI defers payments to the Executive pursuant to this Section 13, then SHI shall provide Executive with prompt written notice thereof, including reasonable explanation and the estimated date on which it has determined it is permitted to make the payments deferred under this Section 13. In any event, the payments will not take longer than 190 days from the Date of Termination, provided however that the medical insurance coverage and executive outplacement services to be provided under Schedule I shall extend beyond this period pursuant to the terms of Schedule I and provided further that to the extent it is determined that Section 409A would apply to such benefits if provided immediately after the Date of Termination, such benefit shall commence as soon as possible without being subject to Section 409A.

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14. Amendment. This Agreement cannot be amended except pursuant to a writing signed: (a) before the Effective Time, by the Executive, SHI, the Company and, unless the Agreement has terminated pursuant to Section 5, the Investor; provided that the Investor shall not unreasonably withhold its written consent to any such amendment; and (b) on or after the Effective Time, by the Executive, SHI and the Investor; provided that any amendment that adversely affects the Company in any manner shall be subject to the written consent of the Company.

IN WITNESS WHEREOF, the Company and SHI have each caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the dates set forth below.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Its:	Senior Vice President, General Counsel and Secretary

Date: June 19, 2006

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter
Name:	Gary Winterhalter
Its:	President

Date: June 19, 2006

EXECUTIVE

/s/ Gary Winterhalter
Gary Winterhalter

Date: June 19, 2006

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SCHEDULE I

TO

TERMINATION AGREEMENT

Lump Sum Payment

Within 30 days following the date of termination of the Executive’s employment with the Company in accordance with Section 2 of the Agreement (the “Date of Termination”), provided that SHI has received a customary release (which release shall extend to all claims against the Company, SHI, CD&R and their respective affiliates and agents) signed by the Executive, SHI shall pay to the Executive a lump sum payment equal to 2 times the Executive’s annual base salary at the Date of Termination from the Company and its affiliated companies or SHI and its affiliated companies, as the case may be, if the Date of Termination is prior to the Effective Time and 2.99 times if the Date of Termination is after the Effective Time, plus 2 times the average of the dollar amount of the Executive’s actual or annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company and its affiliated companies or SHI and its affiliated companies for less than 12 full months) annual bonus, paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies or SHI and its affiliated companies in respect of the five fiscal years of the Company or SHI (or such portion thereof during which the Executive performed services for the Company and its affiliated companies or SHI and its affiliated companies if the Executive shall have been employed by the Company and its affiliated companies or SHI and its affiliated companies for less than such five fiscal year period) immediately preceding the fiscal year in which the Date of Termination occurs if the Date of Termination is prior to the Effective Time and 2.99 times if the Date of Termination is after the Effective Time.

Benefits

Medical Insurance Continuation. For a period of 18 months commencing on the Date of Termination, SHI shall continue to keep in full force and effect all policies of medical insurance with respect to the Executive and his or her dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination (such coverage, the “Date of Termination Coverage”) or, if more favorable to the Executive, as provided generally with respect to other peer executives of SHI and its affiliated companies and SHI and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination, provided, however, that SHI’s obligation to continue to provide this benefit shall terminate at such time that the Executive commences employment with another employer and becomes eligible to receive medical insurance coverage under an employer-provided plan that is generally comparable to the Date of Termination Coverage. The coverage provided hereunder shall be applied toward the satisfaction of, and shall not supplement, the Executive’s right to continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state law.

Executive Outplacement. SHI will pay for and provide to the Executive outplacement services with an outplacement firm of Executive’s choosing, provided that SHI shall not be responsible to pay for such services to the extent such services (i) exceed $12,000 or (ii) are provided more than one year following the Date of Termination.

Exhibit A

SEVERANCE AGREEMENT

THIS AGREEMENT is entered into as of                     , 2006 (the “Effective Date”) by and between New Sally Holdings, Inc., a Delaware corporation, and Gary Winterhalter (the “Executive”).

WHEREAS, on the Effective Date, CDRS Acquisition LLC (the “Investor”), will enter into a transaction whereby, among other things, (i) the Investor will acquire approximately 47.5% of the common stock (the “Equity Investment”) of a newly-formed entity (“New Sally”) that will own the Sally/BSG business of Alberto-Culver Company, a Delaware corporation (“ACC”), and (ii) the Consumer Products and Sally/BSG businesses of ACC will be split into two, separate publicly traded companies (the “Separation” and, together with the Equity Investment and the other transactions contemplated thereby, the “Transaction”) pursuant to an Investment Agreement among ACC, New Sally Holdings, Inc., a SHI and the Investor dated as of June, 2006 (collectively, the “Transaction”); and

WHEREAS, immediately prior to the Transaction, the Executive served as a key employee of SHI and his services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating facilities, divisions, departments or subsidiaries; and

WHEREAS, as an executive of a subsidiary of ACC, the Executive was party to a Severance Agreement with ACC substantially similar to this Agreement and the entry into this Agreement was sought by ACC in connection with the Transaction; and

WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its shareholders to secure the Executive’s continued services and to ensure the Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive’s full attention and dedication to the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” means (1) a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the six-month period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by the Executive of a felony involving moral turpitude.

(c) “Change in Control” means:

(1) The occurrence of any one or more of the following events:

(A) The acquisition by any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act but specifically excluding the Investor or any affiliate of the Investor (a “Person”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of 20% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that a Change in Control shall not result from an acquisition of Outstanding Company Voting Securities:

(i) directly from the Company, except as otherwise provided in Section 1(c)(2)(A);

(ii) by the Company, except as otherwise provided in Section 1(c)(2)(B);

(iii) by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(iv) by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i) and (ii) of Section 1(c)(1)(C) shall be satisfied.

(B) The cessation for any reason of the members of the Incumbent Board (as such term is defined in Section 1(h)) to constitute at least a majority of the Board.

(C) Consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation:

(i) more than 50% of the combined voting power of the then outstanding securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners of the combined voting power of all of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation; and

(ii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation.

(D) The sale or other disposition of all or substantially all of the assets of the Company other than (x) pursuant to a tax-free spin-off of a subsidiary or other business unit of the Company or (y) to a corporation with respect to which, immediately after such sale or other disposition:

(i) more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the combined voting power of all of the Outstanding Company Voting Securities immediately prior to such sale or other disposition; and

(ii) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

(E) Approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company.

(2) Notwithstanding the provisions of Section 1(c)(1)(A):

(A) No acquisition of Outstanding Company Voting Securities shall be subject to the exception from the definition of Change in Control contained in clause (i) of Section 1(c)(1)(A) if such acquisition results from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company; and

(B) for purposes of clause (ii) of Section 1(c)(1)(A), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall, by reason of an acquisition of Outstanding Company Voting Securities by the Company, become the beneficial owner of 20% or more of the combined voting power of the Outstanding Company Voting Securities, and such Person shall, after such acquisition of Outstanding Company Voting Securities by the Company, become the beneficial owner of any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control.

(3) For purposes of clarity, the Transaction, however effected, shall not (whether alone or in combination with any other event) constitute or be deemed to constitute a Change in Control for purposes of this Agreement.

(d) “Company” means New Sally Holdings, Inc.

(e) “Date of Termination” means (1) the effective date on which the Executive’s employment by the Company terminates as specified in a prior written notice by the Company or the Executive, as the case may be, to the other, delivered pursuant to Section 11 or (2) if the Executive’s employment by the Company terminates by reason of death, the date of death of the Executive.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g) “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(1) any of (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control, (ii) a change in the Executive’s reporting responsibilities with the Company as in effect immediately prior to such Change in Control or (iii) any removal or involuntary termination of the Executive from the Company otherwise than as expressly permitted by this Agreement;

(2) a reduction by the Company in the Executive’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(3) any requirement of the Company that the Executive be based anywhere other than within a 20 mile radius of the facility where the Executive is located at the time of the Change in Control; or

(4) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which the Executive is participating immediately prior to such Change in Control, unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable benefits, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such plan, (ii) provide the Executive and the Executive’s dependents welfare benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control or as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control or as in effect generally at any time thereafter with respect to other peer executives of the

Company and its affiliated companies, (iv) provide the Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive immediately prior to such Change in Control or as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, or (v) reimburse the Executive promptly for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control or as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

For purposes of this Agreement, an action which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.

(h) “Incumbent Board” means those individuals who, as of the date of this agreement, constitute the Board, provided that:

(1) any individual who becomes a director of the Company subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and

(2) no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board.

(i) “Nonqualifying Termination” means a termination of the Executive’s employment (1) by the Company for Cause, (2) by the Executive for any reason other than a Good Reason, (3) as a result of the Executive’s death or (4) by the Company due to the Executive’s absence from his duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness.

(j) “Termination Period” means the period of time beginning with a Change in Control and ending on the earlier to occur of (1) two years following such Change in Control or (2) the Executive’s death.

2. Obligations of the Executive. The Executive agrees that in the event of a Change in Control, he shall not voluntarily leave the employ of the Company without Good Reason until 90 days following such Change in Control. The Executive further agrees that in the event that any person or group attempts a Change in Control, he shall not voluntarily leave the employ of the Company during such attempted Change in

Control unless an event occurs which would have constituted Good Reason had it occurred following a Change in Control (for purposes of determining whether such an event would have constituted Good Reason had it occurred following a Change in Control, the definition of Good Reason shall be interpreted as if a Change in Control had occurred when such attempted Change in Control became known to the Board). The Executive acknowledges that if he leaves the employ of the Company for any reason prior to a Change in Control, he shall not be entitled to any payment or benefit pursuant to this Agreement.

3. Payments Upon Termination of Employment.

(a) If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to the Executive (or the Executive’s beneficiary or estate) within 30 days following the Date of Termination, as compensation for services rendered to the Company:

(1) a cash amount equal to the sum of (i) the Executive’s base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, (ii) an amount equal to the Executive’s annual bonus in an amount determined in accordance with the terms of the Company’s annual incentive plan, multiplied by a fraction, the numerator of which is the number of days in the Company’s fiscal year prior to the Date of Termination and the denominator of which is 365 (which amount, notwithstanding the foregoing, shall be paid when and as bonuses under such plan are ordinarily paid), and (iii) any compensation previously deferred for the benefit of the Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; plus

(2) provided that the Company has received a customary release (which release shall extend to all claims against the Company, SHI, the Investor and their respective affiliates and agents) signed by the Executive, a lump sum payment equal to 2.99 times the Executive’s annual base salary at the Date of Termination from the Company and its affiliated companies plus 2.99 times the average of the dollar amount of the Executive’s actual or annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company and its affiliated companies for less than 12 full months) annual bonus, paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the five fiscal years of the Company or SHI (or such portion thereof during which the Executive performed services for the Company and its affiliated companies if the Executive shall have been employed by the Company and its affiliated companies for less than such five fiscal year period) immediately preceding the fiscal year in which the Date of Termination occurs.; provided, further, that any amount paid pursuant to this Section 3(a)(2) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company.

(b) In addition to the payments to be made pursuant to Section 3(a) hereof, any stock options granted to the Executive under the Company’s equity compensation plans shall be treated in accordance with the terms of such plan.

(c) For a period of 24 months commencing on the Date of Termination, the Company shall continue to keep in full force and effect all policies of medical, accident, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination or as provided generally with respect to other peer executives of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination.

(d) If during the Termination Period the employment of the Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to the Executive within 30 days following the Date of Termination, a cash amount equal to the sum of (1) the Executive’s full annual base salary from the Company through the Date of Termination, to the extent not theretofore paid and (2) any compensation previously deferred by the Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

4. Limitations on Payments by the Company. Solely for the purposes of the computation of benefits under this Agreement and notwithstanding any other provisions hereof, payments to the Executive under this Agreement shall be reduced (but not below zero) so that the present value, as determined in accordance with Section 280G(d)(4) of the Code, of such payments plus any other payments that must be taken into account for purposes of any computation relating to the Executive under Section 280G(b)(2)(A)(ii) of the Code, shall not, in the aggregate, exceed 2.99 times the Executive’s “base amount,” as such term is defined in Section 280G(b)(3) of the Code. Notwithstanding any other provision hereof, no reduction in payments under the limitation contained in the immediately preceding sentence shall be applied to payments hereunder which do not constitute “excess parachute payments” within the meaning of the Code. Any payments in excess of the limitation of this Section 4 or otherwise determined to be “excess parachute payments” made to the Executive hereunder shall be deemed to be overpayments which shall constitute an amount owing from the Executive to the Company with interest from the date of receipt by the Executive to the date of repayment (or offset) at the applicable federal rate under Section 1274(d) of the Code, compounded semi-annually, which shall be payable to the Company upon demand; provided, however, that no repayment shall be required under this sentence if in the written opinion of tax counsel satisfactory to the Executive and delivered to the Executive and the Company such repayment does not allow such overpayment to be excluded for federal income and excise tax purposes from the Executive’s income for the year of receipt or afford the Executive a compensating federal income tax deduction for the year of repayment.

5. Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

6. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest in an amount equal to the prime rate from time to time in effect, as published under “Money Rates” in The Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive’s statement for such fees and expenses through the date of payment thereof; provided, however, that, the Executive shall be required to reimburse the Company for all sums advanced to the Executive pursuant to this Section 6 unless he shall have prevailed with respect to one or more material claim in such contest or dispute.

7. Operative Event. Notwithstanding any provision herein to the contrary, no amounts shall be payable hereunder unless and until there is a Change in Control at a time when the Executive is employed by the Company.

8. Termination of Agreement.

(a) This Agreement shall be effective on the Effective Date and shall continue until terminated by the Company as provided in Section 8(b); provided, however, that this Agreement shall terminate in any event upon the first to occur of (i) termination of the Executive’s employment with the Company prior to a Change in Control or (ii) the Executive’s death.

(b) The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Company to the Executive in accordance with Section 11; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that in no event shall this Agreement be terminated in the event of a Change in Control.

9. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, and if the Executive’s employment with the Company shall terminate prior to a Change in Control, then the Executive shall have no further rights under this Agreement; provided, however, that any termination of the Executive’s employment following a Change in Control shall be subject to all of the provisions of this Agreement.

10. Successors; Binding Agreement.

(a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 10(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing payment of compensation and benefits to the Executive, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

(c) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die after a termination of employment during the Termination Period (other than a Nonqualifying Termination) while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

11. Notice.

(a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to his most recent address as it appears in the records of the Company, and if to the Company, to it at Sally, attention of the President, with a copy to the General Counsel or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the termination date (which date shall not be less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

12. Full Settlement; Resolution of Dispute. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

13. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

14. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

16. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

17. Application of Section 409A. Notwithstanding the foregoing, if the Company or the Executive reasonably and in good faith determines that payment of any amount pursuant to this Agreement at the time provided for such payment would cause any amount so payable to be subject to Section 409A(a)(1) of the Code, then such amount shall instead be paid at the earliest time at which it may be paid without causing this Agreement to be subject to Section 409A(a)(1) and all of the provisions of this Agreement shall be interpreted in a manner consistent with this Section 17. The Company shall have the right to make such amendments, if any, to this Agreement as shall be necessary to avoid the application of Section 409A(a)(1) of the Code to the payments of amounts pursuant to this Agreement, and shall give prompt notice of any such amendment to the Executive. If the Company defers payments to the Executive pursuant to this Section 17, then the Company shall provide the Executive with prompt written notice thereof, including reasonable explanation and the estimated date on which it has determined it is permitted to make the payments deferred under this Section 17. In any event, the payments will not take longer than 190 days from the date of employment termination, provided however that the continuation of benefits pursuant to Section 3(c) shall extend beyond this period pursuant to the terms of Section 3(c) and provided further that to the extent it is determined that Section 409A would apply to such benefits if provided immediately after the date of employment termination, such benefits shall commence as soon as possible without being subject to Section 409A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the Effective Date.

New Sally Holdings, Inc.

By:
President and Chief Executive Officer

EXECUTIVE:

By:
Gary Winterhalter

Subscribed and Sworn to before me
this day of , 2006

Notary Public